Exhibit 10.3

PROPERTY PURCHASE AGREEMENT

I.	THE PARTIES. This Property Purchase Agreement (“Agreement”) made on May 25, 2022, (“Effective Date”) between:

Buyer: LAMY, a Wyoming corporation with a mailing address of 201 Allen St. № 10104 New York, NY 10002 (“Buyer”), who agrees to buy, and:

Seller: Dwight Witmer with a mailing address of 10 Sextons House, Bardsley Lane, London, SE10 9RQ, England (“Seller”), who agrees to sell and convey real and personal property as described in Sections II & III.

Buyer and Seller are each referred to herein as a “Party” and, collectively, as the "Parties."

II.	LEGAL DESCRIPTION. The real property is:

Desktop Computer (unbranded – Bespoke build)	$5,000
Dell Inspiron Desktop	$1,000
Lenovo Yoga 13	$1,050
Dell XPS	$1,100
Dell Studio 1735	$1,500
Acer Monitor	$ 500
5x Ben Q Monitors	$1,000
Ilyama Monitor	$ 500
Bose Computer Speakers	$ 200
PlayStation 2	$ 150
PlayStation 3	$ 200
PlayStation 4	$ 300
XBOX 360	$ 200
Nintendo Switch	$ 300
HP Officejet	$ 250
Rexel Secure Document Shredder	$ 200
Panasonic TX58DX902	$1,000

III.	PERSONAL PROPERTY. In addition to the real property described in Section II, the Seller shall include the following personal property:

S20 Samsung Mobile Handset	$ 650

The described real property in Section II and personal property in Section III shall be collectively known as the “Property.”

IV.	PURCHASE PRICE. After acceptance by all Parties, the Buyer agrees to make a payment in the amount of $15,100 as consideration by May 25, 2025, at 12 PM (“Purchase Price”). The Purchase Price is not required to be placed in a separate trust or escrow account in accordance with the Governing Law.

V.	PURCHASE PRICE & TERMS. The Buyer agrees to purchase the Property by payment of Fifteen Thousand One Hundred US Dollars ($15,100) as follows:

☒ - All Cash Offer. No loan or financing of any kind is required in order to purchase the Property.

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VI.	CLOSING COSTS. The costs attributed to the Closing of the Property shall be the responsibility of Buyer.

VII.	FUNDS AT CLOSING. Buyer and Seller agree that before the recording can take place, funds provided shall be in one (1) of the following forms: cash, interbank electronic transfer, money order, certified check or cashier’s check drawn on a financial institution located in the state of Governing Law, or any above combination that permits the Seller to convert the deposit to cash no later than the next business day.

VIII.	CLOSING DATE. This transaction shall close on May 25, 2022 at 12 PM.

IX.	PROPERTY CONDITION. Seller agrees to maintain the Property in its current condition, subject to ordinary wear and tear, from the time this Agreement comes into effect until the Closing. Buyer recognizes that the Seller makes no claims as to the validity of any property disclosure information. Buyer is required to perform their own inspections, tests, and investigations to verify any information provided by the Seller. Afterward, the Buyer shall submit copies of all tests and reports to the Seller at no cost.

X.	SELLER’S INDEMNIFICATION. Except as otherwise stated in this Agreement, after recording, the Buyer shall accept the Property AS IS, WHERE IS, with all defects, latent or otherwise. The Seller shall not be bound to any representation or warranty of any kind relating in any way to the Property or its condition, quality or quantity, except as specifically set forth in this Agreement or any property disclosure, which contains representations of the Seller only, and which is based upon the best of the Seller’s personal knowledge.

XI.	APPRAISAL. Buyer’s performance under this Agreement:

Shall not be contingent upon the appraisal of the Property being equal to or greater than the agreed upon Purchase Price.

XII.	REQUIRED DOCUMENTS. Prior to the Closing, the Parties agree to authorize all necessary documents, in good faith, in order to record the transaction under the conditions required by the recorder, title company, lender, or any other public or private entity.

XIII.	TERMINATION. In the event this Agreement is terminated, as provided in this Agreement, absent of default, any Purchase Price shall be returned to the Buyer, in-full, within 30 business days with all parties being relieved of their obligations as set forth herein.

XIV.	TIME. Time is of the essence. All understandings between the Parties are incorporated in this Agreement. Its terms are intended by the Parties as a final, complete and exclusive expression of their Agreement with respect to its subject matter and they may not be contradicted by evidence of any prior agreement or contemporaneous oral agreement.

XV.	BUYER’S DEFAULT. Seller’s remedies shall be limited to liquidated damages in the amount of the Purchase Price set forth in Section IV. It is agreed that such payments and things of value are liquidated damages and are Seller’s sole and only remedy for Buyer’s failure to perform the obligations of this Agreement. The Parties agree that Seller’s actual damages in the event of Buyer’s default would be difficult to measure, and the amount of the liquidated damages herein provided for is a reasonable estimate of such damages.

XVI.	SELLER’S DEFAULT. Buyer may elect to treat this Agreement as cancelled, in which case all Purchase Price paid by Buyer hereunder shall be returned and Buyer may recover such damages as may be proper, or Buyer may elect to treat this Agreement as being in full force and effect and Buyer shall have the right to specific performance or damages, or both.

XVII.	PURCHASE PRICE DISPUTE. Notwithstanding any termination of this Agreement, the Parties agree that in the event of any controversy regarding the release of the Purchase Price that the matter shall be submitted to mediation as provided in Section XXIII.

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XVIII.	DISPUTE RESOLUTION. Buyer and Seller agree to mediate any dispute or claim arising out of this Agreement, or in any resulting transaction, before resorting to arbitration or court action.

a.)	Mediation. If a dispute arises, between or among the Parties, and it is not resolved prior to or after recording, the Parties shall first proceed in good faith to submit the matter to mediation. Costs related to mediation shall be mutually shared between or among the Parties. Unless otherwise agreed in mediation, the Parties retain their rights to proceed to arbitration or litigation.
b.)	Arbitration. The Parties agree that any dispute or claim in law or equity arising between them out of this Agreement or any resulting transaction, which is not settled through mediation, shall be decided by neutral, binding arbitration. The arbitrator is required to be a retired judge or justice, or an attorney with at least five (5) years of residential real estate law experience unless the Parties mutually agree to a different arbitrator. Under arbitration, the Parties shall have the right to discovery in accordance with Governing Law. Judgment upon the award of the arbitrator(s) may be entered into any court having jurisdiction. Enforcement of this Agreement to arbitrate shall be governed by the Federal Arbitration Act.
c.)	Exclusions. The following matters shall be excluded from the mediation and arbitration: (i) a judicial or non-judicial foreclosure or other action or proceeding to enforce a deed, mortgage or installment land sale contract as defined in accordance with Governing Law; (ii) an unlawful detainer action, forcible entry detainer, eviction action, or equivalent; (iii) the filing or enforcement of a mechanic’s lien; and (iv) any matter that is within the jurisdiction of a probate, small claims or bankruptcy court. The filing of a court action to enable the recording of a notice of pending action, for order of attachment, receivership, injunction, or other provisional remedies, shall not constitute a waiver or violation of the mediation and arbitration provisions of this Section.

XIX.	GOVERNING LAW. This Agreement shall be interpreted in accordance with the laws in the state of Wyoming (“Governing Law”).

XX.	TERMS AND CONDITIONS OF OFFER. This is an offer to purchase the Property in accordance with the above stated terms and conditions of this Agreement. If at least one, but not all, of the Parties initial such pages, a counteroffer is required until an agreement is reached. Seller has the right to continue to offer the Property for sale and to accept any other offer at any time prior to notification of acceptance. If this offer is accepted and Buyer subsequently defaults, Buyer may be responsible for payment of compensation. This Agreement and any supplement, addendum or modification, including any copy, may be signed in two or more counterparts, all of which shall constitute one and the same writing.

XXI.	BINDING EFFECT. This Agreement shall be for the benefit of, and be binding upon, the Parties, their heirs, successors, legal representatives, and assigns, which therefore, constitutes the entire agreement between the Parties. No modification of this Agreement shall be binding unless signed by both Buyer and Seller.

XXII.	SEVERABILITY. In the event any provision or part of this Agreement is found to be invalid or unenforceable, only that particular provision or part so found, and not the entire Agreement, will be inoperative.

XXIII.	OFFER EXPIRATION. This offer to purchase the Property as outlined in this Agreement shall be deemed revoked and the Purchase Price shall be returned unless this Agreement is signed by Seller and a copy of this Agreement is personally given to the Buyer by May 25, 2022 at 12 PM.

XXIV.	ACCEPTANCE. Seller warrants that Seller is the owner of the Property or has the authority to execute this Agreement. Therefore, by the Seller’s authorization below, he accepts the above offer and agrees to sell the Property on the above terms and conditions and agrees to the agency relationships in accordance with any agreement(s). Seller has read and acknowledges receipt of a copy of this Agreement.

Delivery may be in any of the following: (i) hand delivery; (ii) email under the condition that the Party transmitting the email receives electronic confirmation that the email was received to the intended recipient; and (iii) by facsimile to the other Party or the other Party’s licensee, but only if the transmitting fax machine prints a confirmation that the transmission was successful.

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XXV.	DISCLOSURES. It is acknowledged by the Parties that: (check one)

There are no attached addendums or disclosures to this Agreement.

XXVI.	ADDITIONAL TERMS AND CONDITIONS. None.

XXVII.	ENTIRE AGREEMENT. This Agreement together with any attached addendums or disclosures shall supersede any and all other prior understandings and agreements, either oral or in writing, between the Parties with respect to the subject matter hereof and shall constitute the sole and only agreements between the Parties with respect to the said Property. All prior negotiations and agreements between the Parties with respect to the Property hereof are merged into this Agreement. Each Party to this Agreement acknowledges that no representations, inducements, promises, or agreements, orally or otherwise, have been made by any Party or by anyone acting on behalf of any Party, which are not embodied in this Agreement and that any agreement, statement or promise that is not contained in this Agreement shall not be valid or binding or of any force or effect.

XXVIII.	EXECUTION.

Buyer Signature:  /s/ Dwight Witmer      Date: May 25, 2022

Print Name: Dwight Witmer

Seller Signature:  /s/ Dwight Witmer      Date: May 25, 2022

Print Name: Dwight Witmer

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